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                                  AGREEMENT


This Agreement is entered into as of July 22, 1998, by and between THE BANK OF TOKYO-MITSUBISHI, LTD., a Japanese bank ("BTM") and UNIONBANCAL CORPORATION, a California corporation ("UNBC"), at San Francisco, California.

WHEREAS, BTM owns approximately six percent (6%) of the outstanding common stock of UNION BANK OF CALIFORNIA, N.A., a national banking association ("the Minority Shares"), and UNBC owns the remaining ninety-four percent (94%); and

WHEREAS, BTM wishes to exchange the Minority Shares for shares of UNBC common stock of an equivalent value ("the Exchange Shares");

WHEREAS, the Board of Directors of UNBC has determined that, from a financial point of view, the consideration to be given to UNBC by BTM is fair to UNBC;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. The exchange ratio shall be 1.4078217 shares of UNBC common stock for each Minority Share of UBOC common stock, resulting in a total of 3,389,881 Exchange Shares for the 2,407,891 Minority Shares.

        2. At a date and time to be determined by the parties ("the Exchange Date"), at UNBC's offices at 400 California Street, San Francisco, California, BTM shall tender to UNBC the Minority Shares and UNBC shall issue and deliver to BTM the Exchange Shares.

        3. The parties will cooperate and assist each other in taking all such actions, including but not limited to any regulatory filings or notices which may be necessary, to consummate the exchange. UNBC specifically agrees to mail whatever notice may be required to UNBC's shareholders of record in a timely fashion not later than ten (10) days prior to the Exchange Date.

        4. BTM represents that it is receiving the Exchange Shares for its own account for investment and not with a view to or for sale in connection with any distribution of the Exchange Shares. BTM recognizes that the Exchange Shares are not registered under the Federal Securities Act of 1933, as amended, nor qualified under the California Corporate Securities Law, nor does UNBC have any present contemplation of seeking such registration or qualification. As a consequence, the stock is not freely transferable but must be held indefinitely unless subsequently registered or unless an exemption from the registration requirements of the Securities Act of 1933, as amended is available.

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        5.      All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or received by registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

         The Bank of Tokyo-Mitsubishi, Ltd.         UnionBanCal Corporation
         Headquarters for the Americas              400 California Street
         1251 Avenue of the Americas, 14th Floor    San Francisco, CA 94104
         New York, NY 10020                         Attn: Corporate Secretary's
         Attn: Planning Division for the Americas         Office

        6. This Agreement is made in the State of California and shall take effect under, be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of California.

IN WITNESS WHEREOF, the parties executed this Agreement as of the date first above written.


THE BANK OF TOKYO MITSUBISHI, LTD.           UNIONBANCAL CORPORATION

By        /s/ H. Watanabe                  By      /s/ Takahiro Moriguchi
------------------------------------       -----------------------------------
Its CEO, Headquarters for the Americas       Its President and Chief Executive
                                             Officer